Exhibit 99.1
April 30, 2009
Cistera Networks, Inc.
c/o Board of Directors
6509 Windcrest Drive
Suite 160
Plano, TX 75024 USA
Dear Board Members:
It is with a heavy heart that I resign my position as President, CEO, acting CFO and Director for the Company, as of April 30, 2009. This has been a very difficult decision to make, but one that is absolutely necessary for me personally at this point in my life. I have been completely devoted to building this company over the past six years and now need to shift my priority to my family.
The current financial situation of the company in the face of a very challenging economy, does not reflect the progress the company has made over the past six years. I remain very proud of the work the team at Cistera has done. This small group of people has built a very strong brand in Cistera that stands for innovation, leadership, quality, commitment and integrity. As a pioneer in this market, we have had the opportunity to define this space and help customers explore new ways to create safer schools and communities, increase productivity and efficiencies, while reducing overall costs. Cistera has added value to hundreds of customers around the world.
To each of the employees, I offer my heartfelt thanks for the extraordinary opportunity I have had to work with each and every one of you. I have faith that the best of Cistera Networks will be lived in the days and years ahead.
I will remain available to Greg and the Cistera management team during this transition to offer support as needed. I wish you all the very best.
Warm regards,
/s/ Derek P. Downs
Derek P. Downs